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                                                                      Exhibit 99
For Immediate Release                            Contact:  Kathleen Bruegenhemke
                                       Senior Vice President, Investor Relations
                                             TEL: 573.761.6100 FAX: 573.761.6272

                       EXCHANGE NATIONAL BANCSHARES, INC.
                      OF JEFFERSON CITY, MISSOURI ANNOUNCES
                            RE-ELECTION OF DIRECTORS

JEFFERSON CITY, MO, June 8, 2005 - Exchange National Bancshares of Jefferson City, MO (NASDAQ: EXJF) announced that at today's Annual Meeting of Shareholders, voters re-elected Charles G. Dudenhoeffer, Jr., Philip D. Freeman and James E. Smith as Class I directors to serve three-year terms expiring 2008.

Charles G. Dudenhoeffer, Jr. has served as a Director of Exchange National Bancshares since its formation in 1993. Prior to his retirement, Mr. Dudenhoeffer served as Senior Vice President of our Company from 1993 until 2000. Philip D. Freeman has also served as a Director of Exchange National Bancshares since its 1993 formation. He is presently the owner of Freeman Mortuary in Jefferson City. James E. Smith has served as a Director of Exchange National Bancshares since 1997 and is currently serving as chairman and chief executive officer of our Company.

Other members of the 8 member board include President David T. Turner, David R. Goller, James R. Loyd, Kevin L. Riley and Dr. Gus S. Wetzel, II. The Company's three member advisory directorate is composed of former Chairman & Chief Executive Officer Donald L. Campbell, Harold G. Butzer and Julius S. Wall.

Exchange National Bancshares, Inc., a multi-bank holding company headquartered in Jefferson City, Missouri, is the parent company of The Exchange National Bank of Jefferson City with locations in California, Tipton and St. Robert; Citizens Union State Bank & Trust of Clinton with locations in Springfield, Lee's Summit, Branson, Windsor, Collins and Osceola; Bank 10 with locations in Belton, Drexel, Harrisonville, Independence and Raymore; and Osage Valley Bank of Warsaw.


Statements made in this press release that suggest Exchange National Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.



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